UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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THE L.S. STARRETT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE L.S. STARRETT COMPANY

121 Crescent Street

Athol, Massachusetts 01331

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 17, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of The L.S. Starrett Company will be held at the Company’s offices at 121 Crescent Street, Athol, Massachusetts 01331, on Wednesday, September 17, 2003 at 2:00 p.m. for the following purposes:

1.	To elect a class of two directors, each to hold office for a term of three years and until his successor is chosen and qualified.

2.	To consider and act upon any other matter that may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed July 25, 2003 as the record date for the determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and to receive notice thereof. The transfer books of the Company will not be closed.

You are requested to execute and return the enclosed proxy, which is solicited by the management of the Company.

STEVEN A. WILCOX, Clerk

Athol, Massachusetts

August 15, 2003

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. IF YOU DESIRE TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY WILL BE RETURNED TO YOU.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

THE L.S. STARRETT COMPANY

121 CRESCENT STREET

ATHOL, MASSACHUSETTS 01331

The enclosed form of proxy and this Proxy Statement have been mailed to stockholders on or about August 15, 2003 in connection with the solicitation by the Board of Directors of The L.S. Starrett Company (the “Company”) of proxies for use at the Annual Meeting of Stockholders to be held at the Company’s offices at 121 Crescent Street, Athol, Massachusetts 01331 on Wednesday, September 17, 2003 at 2:00 p.m., or at any adjournments thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

It is the intention of the persons named as proxies to vote shares represented by duly executed proxies for the proposals described in this Proxy Statement unless contrary specification is made. Any such proxy may be revoked by a stockholder at any time prior to the voting of the proxy by a written revocation received by the Clerk of the Company, by properly executing and delivering a later-dated proxy, or by attending the meeting, requesting return of the proxy and voting in person. A proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof; and if it contains any specifications, it will be voted in accordance therewith. If no choice is specified, proxies will be voted in favor of the proposals described in this Proxy Statement.

Stockholders of record as at the close of business on July 25, 2003 will be entitled to vote at this meeting. On that date, the Company had outstanding and entitled to vote 5,345,887 shares of Class A Stock and 1,313,635 shares of Class B Stock (the Class A Stock and Class B Stock together, the “Common Stock”). Each outstanding share of Class A Stock entitles the record holder thereof to one vote and each outstanding share of Class B Stock entitles the record holder thereof to ten votes. The holders of Class A Stock are entitled to elect 25% of the Company’s directors to be elected at each meeting and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining directors to be elected at the meeting. Except for the foregoing and except as provided by law, all actions submitted to a vote of stockholders will be voted on by the holders of Class A and Class B Stock voting together as a single class. Pursuant to Massachusetts law, the Company’s Board of Directors is divided into three classes with one class to be elected at each annual meeting of stockholders.

I. ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven and designated Ralph G. Lawrence, Antony McLaughlin and Roger U. Wellington, Jr. to serve as Class I Directors; Douglas A. Starrett and William S. Hurley to serve as Class II Directors; and George B. Webber and Richard B. Kennedy to serve as Class III Directors; and, in the case of each director, until his successor is chosen and qualified.

It is the intention of the persons named in the proxy to vote for the election of the two persons named below as Class II Directors, each to hold office for a term of three years and until his successor is chosen and qualified.

The names and ages of the nominees for directors proposed by the management, their principal occupation, the significant business directorships they hold, and the years in which they first became directors of the Company are as follows:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since

CLASS II — Director to be elected by Class A Stockholders:
William S. Hurley (59)	Since 2002, Partner, Tatum Partners, a provider of financial and information technology services. From 1999 to 2001, Senior Vice President and Chief Financial Officer, Applied Science and Technology, Inc., a producer of equipment utilized in the semiconductor and telecommunications industries. Until 1999, Vice President and Chief Financial Officer of CYBEX International, Inc., a manufacturer of fitness equipment.	1993

CLASS II — Director to be elected by Class A and Class B Stockholders voting together:
Douglas A. Starrett (51)	Since September 2001, President and Chief Executive Officer of the Company; prior to September 2001, President of the Company.	1984

The following table sets forth the names and ages of the Class III and I Directors, their principal occupations, the significant business directorships they hold, and the years in which they first became directors of the Company:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since

Richard B. Kennedy (60)	From 2000 to 2001, Executive Vice President and Director of GlobalBA.com, a start-up serving the chemical industry. Until 1999, Vice President Marketing, Saint-Gobain Abrasives, Worcester, Massachusetts, a producer of abrasives products.	1996

George B. Webber (82)	Vice President Webber Gage Division of the Company.	1962

Ralph G. Lawrence (60)	Until 2003, President and Chief Operating Officer, Hyde Manufacturing Company, a producer of hand tools and specialty machine blades.	2003

Roger U. Wellington, Jr. (62)	Vice President, Treasurer and Chief Financial Officer of the Company.	1987

Antony McLaughlin (74)	President, Starrett Industria e Comercio (Brazil), a wholly owned subsidiary of the Company.	2002

Mr. McLaughlin’s total compensation from the Company for fiscal 2003 was $110,000. Mr. Starrett is the son of Douglas R. Starrett, the former Chairman and Chief Executive Officer of the Company. Within the last five years, Mr. Kennedy served as the executive vice president and a director of GlobalBA.com. When GlobalBA.com was not able to secure a second round of financing, it made an assignment for the benefit of its creditors.

During the fiscal year ended June 28, 2003, there were five meetings of the Company’s Board of Directors, six meetings of the Audit Committee, one meeting of the Compensation Committee and no meetings of the Executive Committee. The members of the Audit Committee during fiscal 2003 were Messrs. Kennedy, Hurley and, upon appointment in March 2003, Lawrence. In general, the Audit Committee recommends to the Board of Directors the independent auditors to be selected and confers with the Company’s independent auditors to review the audit scope, the Company’s internal controls, financial reporting issues, results of the audit and the range of non-audit services. See also “Relationship with Independent Accountants” below. The members of the Compensation Committee during fiscal 2003 were Messrs. Kennedy, Hurley, Starrett and, upon appointment in March 2003, Lawrence. The function of the Compensation Committee is to review the salaries of key management personnel. Members of the Executive Committee during fiscal 2003 were Messrs. Starrett, Wellington and Kennedy. The Executive Committee may exercise most Board powers during the period between Board meetings. The Company does not have a standing nominating committee.

Directors who are not employees of the Company receive an annual retainer fee of $6,000 payable in quarterly installments and a fee of $700, plus expenses, for each Board of Directors and committee meeting that they attend. Only one meeting attendance fee is paid for attending two or more meetings on the same day. All directors attended at least 75% of the aggregate number of all meetings of the Board of Directors and of all committees on which they served. Non-employee directors may elect to defer part or all of their director’s fees in which event such deferred fees and interest thereon will generally be payable in five equal annual installments after they cease to be a director.

A. Audit Committee Report

The Audit Committee is chaired by Mr. Hurley, who is a certified public accountant. The Board of Directors has determined that Messrs. Kennedy, Lawrence and Hurley are “independent” Audit Committee members under the rules of the New York Stock Exchange.

The Audit Committee acts under a written charter adopted by the Board of Directors. The Charter was updated on June 4, 2003 and is attached hereto as Annex A.

With respect to fiscal 2003, the Audit Committee met prior to the issuance of the Company’s Annual Report on Form 10-K, to:

•	review and discuss the audited financial statements with the Company’s management;

•	discuss with Deloitte & Touche, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	discuss with Deloitte & Touche its independence and receive from Deloitte & Touche the written disclosures and letter required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee will recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the year ended June 28, 2003 for filing with the SEC.

For fiscal year 2003, the management of the Company, Deloitte & Touche, and the Audit Committee met six times, including quarterly meetings to discuss the Company’s quarterly earnings reports and financial statements prior to each public release of such reports or statements.

The following table sets forth the estimated aggregate fees billed to the Company for the fiscal year ended June 28, 2003, by the Company’s principal accounting firm, Deloitte & Touche:

Audit fees	$300,000
Financial information system design and implementation fees	$—
Tax returns and related compliance fees	$170,000
All other fees	$—

Deloitte & Touche did not provide any services related to financial information systems design and implementation during fiscal 2003.

The Audit Committee has considered and determined that the provision of the above non-audit services is compatible with maintaining the auditor’s independence.

Audit Committee

William S. Hurley

Richard B. Kennedy

Ralph G. Lawrence

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

B. Compensation Committee Report

During fiscal 2003 the Compensation Committee of the Company was chaired by Richard B. Kennedy. The members of the Committee are all the outside directors and the President and Chief Executive Officer of the Company. The Committee reviews and sets compensation for the executive officers. The President and Chief Executive Officer is not present when his compensation is considered.

Setting compensation is not done by strict formula. It is a subjective judgment based on the following factors.

We do not look at the performance of just one year, but for a number of years, and consider the economic climate in all areas of the world where we operate. We look at how both stockholders and employees at all locations have fared during these periods.

In particular, we look at stockholders’ equity, which shows the value of the Company to the stockholders. We also look at the dividend policy, since this is important to all stockholders. At the same time, we must see that there are funds left in the Company to provide for growth.

We consider stock price movement, bearing in mind that the stock market is generally short-term oriented and subjected to pressures that are not under the control of executive officers.

Compensation is primarily made up of basic salary and bonus. We make a judgment based on the above listed considerations and on competitive compensation of companies of similar size and in similar fields, as shown by a national survey, The National Executive Compensation Survey. This is the most comprehensive survey of its kind. It covers top executive positions for manufacturing organizations by sales volume. We also draw on our knowledge of the market cost of any executive who might have to be replaced.

The variable pay for the executive officers who have Company-wide responsibility is the bonus plan. This plan is based upon the return on equity and the net margin on sales. No bonuses are awarded unless a certain minimum is exceeded. As a result, there were no bonuses paid in the past year based on the financial performance of the Company. Awards for Company performance above that minimum are made by the judgment of the Compensation Committee.

There are also long-term incentives for everyone in the Company, including the officers, to own Company stock. This is available by way of a 401(k) plan and stock purchase plans approved by stockholders.

The Company does not have special perks for executives that are not available to everyone in the Company, and we maintain a commonsense relationship between executive pays and average pays.

The Company’s financial performance in 2003 was negatively impacted by several significant factors. The first was the continued decline of the U.S. manufacturing base, which has suffered 2.3 million job losses since 2001 and 33 straight months of manufacturing job decline. Compounding this was significant legal expense incurred as a result of the Company undergoing government investigation into the CMM Division as a result of an apparent whistleblower action. The Company’s stock price was also unfavorably impacted by media coverage pertaining to these whistleblower allegations, causing a significant drop in price in a single day of trading. These factors affected compensation measurement criteria such as stockholders’ equity, return on equity, and stock price. The management group during this difficult period responded to the challenge and notwithstanding the foregoing, has performed well in controlling inventory and successfully generating cash over $18 million during the fiscal year. While we do recognize financial performance has been greatly affected by the economy and other factors out of control of management, we pay on results and when we can afford it. Therefore, the executive pays (including the Chief Executive Officer’s pay) were not changed in 2003, and the 10% salary reduction remains in force.

Compensation Committee

Richard B. Kennedy, Chairman

William S. Hurley

Ralph G. Lawrence

Douglas A. Starrett

June 4, 2003

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks during the last fiscal year. Mr. Starrett, President and Chief Executive Officer of the Company, served as a member of the Company’s Compensation Committee during fiscal 2003.

C. Remuneration

The following table sets forth on an accrual basis the annual and long-term compensation for the last three fiscal years with respect to the executive officers of the Company who earned at least $100,000 in fiscal 2003:

		Annual Compensation($)		Long-Term Compensation
Name and Position	Year	Salary	Bonus/ Profit Sharing	Options		All Other Compensation($)(1)
Douglas A. Starrett President and Chief Executive Officer	2001 2002 2003	200,000 245,960 270,000	— — —	600 800 1,000		3,333 4,097 3,611

Anthony M. Aspin Vice President Sales	2001 2002 2003	118,000 120,000 120,000	6,200 — —	254 — 567		421 419 800

Stephen F. Walsh Vice President Operations	2003	135,000	—	1,295		600

George B. Webber Vice President Webber Gage Division	2001 2002 2003	110,000 106,046 99,000	— — —	— — 1,000		1,943 1,757 1,644

Roger U. Wellington, Jr. Vice President, Treasurer and CFO	2001 2002 2003	168,000 167,500 162,000	— — —	3,982 — 5,902	(2)	2,800 1,692 1,078

(1)	Consists of the market value of the one-third matching shares allocated under the Company’s 401(k) Plan.
(2)	Does not include an option for 4,261 shares of Class B stock under the 2002 Employees’ Stock Purchase Plan in December 2002 which Mr. Wellington cancelled prior to the granting of the option for 5,902 shares of Class B stock under the plan.

D. Retirement Plan

The Company’s Employees’ Retirement Plan covers all domestic employees who have at least one year of service and have attained age 21. Benefits under the Retirement Plan are determined by reducing a formula amount calculated under the Retirement Plan by 90% of the annuity value of the employee’s vested account balance, if any, under The L.S. Starrett Company Employee Stock Ownership Plan (the “ESOP”). See “Employee Stock Savings and Ownership Plans” below. At no time will the benefit of any participant under the Retirement Plan be less than such participant’s benefits, if any, under the Retirement Plan before establishment of the ESOP. The formula amount calculated under the Retirement Plan is based on the sum of 1.25% of the employee’s average base salary up to his Social Security Covered Compensation plus 1.70% of the employee’s average base salary over Covered Compensation, times the number of years of service up to but not exceeding 35 years. An employee’s average base salary is his average base salary for the five consecutive highest paid of his last ten years of employment.

A special benefit formula applies under the Retirement Plan for eligible employees of the Company’s Evans Rule subsidiary. Under this special formula, participants earn credits to an account equal to 4% per month of monthly compensation (as determined under the Retirement Plan) up to $1,000 and 8% of any additional monthly compensation, plus interest credits as determined under the Retirement Plan. The benefit payable under this special formula is payable as an annuity that is the actuarial equivalent (as determined under the Retirement Plan) of the vested account balance, or as a lump sum. In general, the special benefit formula, when it applies, is in lieu of the general Retirement Plan benefit formula and is not subject to any offset for benefits earned under the ESOP.

Pursuant to provisions of the Internal Revenue Code of 1986, as amended, in general, annual compensation that may be taken into account in computing a participant’s benefit under the Retirement Plan is limited (to $200,000 for the plan year beginning on July 1, 2003) and annual annuity benefits may not exceed a specified dollar limit (currently $160,000). The Company has established a Supplemental Executive Retirement Plan (“SERP”) to provide on an unfunded basis out of the general assets of the Company benefits earned under the Retirement Plan formula that are in excess of Internal Revenue Code limits. At July 1, 2003, under the Retirement Plan and SERP the credited years of service of certain executive officers of the Company and their credited salaries for the fiscal year then ended were as follows: George B. Webber—35 years, $110,000; Douglas A. Starrett—6 years, $300,000; Roger U. Wellington, Jr.—18 years, $180,000; and Anthony M. Aspin—11 years, $120,000.

The following table sets forth estimates of the pre-offset formula benefit amount for employees in various salary and years-of-service categories, calculated as a benefit payable as if an employee retired in 2003 at age 65. In the case of any employee with a vested account balance under the ESOP, the formula benefit amount under the Retirement Plan would be subject to offset by 90% of the annuity value of the ESOP vested account balance, but no deduction would be made for Social Security benefits or other offset amounts.

PENSION PLAN TABLE
	Years of Credited Service
Average Annual Earnings	15	20	25	30	35
$100,000	22,684	30,246	37,807	45,369	52,930
125,000	29,059	38,746	48,432	58,119	67,805
150,000	35,434	47,246	59,057	70,869	82,680
175,000	41,809	55,746	69,682	83,619	97,555
200,000	48,184	64,246	80,307	96,369	112,430
225,000	54,559	72,746	90,932	109,119	127,305
250,000	60,934	81,246	101,557	121,869	142,180
275,000	67,309	89,746	112,182	134,619	157,055
300,000	73,684	98,246	122,807	147,369	171,930
325,000	80,059	106,746	133,432	160,119	186,805
350,000	86,434	115,246	144,057	172,869	201,680
375,000	92,809	123,746	154,682	185,619	216,555

E. Employee Stock Savings and Ownership Plans

The Company maintains for its domestic employees an Employee Stock Ownership Plan (ESOP), established in 1984, and a 401(k) Stock Savings Plan (401(k) Plan), which was established in 1986. Both plans are designed to supplement retirement benefits provided under the Company’s Retirement Plan and to enable employees to share in the growth of the Company.

In November 1984 the ESOP purchased 800,000 shares of Common Stock from the Company using funds obtained from borrowings guaranteed by the Company that were repaid over a ten year period. All of the shares of Common Stock in the ESOP have been allocated to participant accounts.

Employees who retire, die, or otherwise terminate employment will be entitled to receive their vested account balance under the ESOP, which will generally be distributed at the same time that the employee is eligible to begin receiving a benefit under the Retirement Plan. An amount equal to 90% of an employee’s vested ESOP account balance, expressed in annuity form, will be used to offset the employee’s benefit under the Retirement Plan. See “Retirement Plan” above.

The 401(k) Plan is a savings and salary deferral plan that is intended to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code. To be a participant in the 401(k) Plan (a “Participant”) an eligible employee must have completed six months of service and be at least 18 years old. Participants may authorize deferral of a percentage of their compensation through payroll deductions, subject to any limitations imposed by the 401(k) Plan administrator, which the Company will contribute to a trust fund established for the 401(k) Plan (the “401(k) Trust”).

Prior to April 1, 2003, the Company contributed to the 401(k) Plan monthly on behalf of each Participant a matching contribution equal to one-third of the first 1% of the Participant’s compensation that the Participant contributes as a salary deferral for such month. Presently, the Company contributes to the 401(k) Plan matching contributions equal to one-third of the first 5% of each Participant’s compensation (as determined under the 401(k) Plan) that the Participant contributes as a salary deferral for such month. The Company may prospectively increase or decrease the matching contribution formula. Under current vesting rules, matching contributions vest after three years of service (as determined under the 401(k) Plan) and salary deferral contributions vest immediately.

Participants are not subject to Federal or state income tax on salary deferral contributions or on Company matching contributions or the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Ongoing salary deferral contributions are fully diversifiable, but matching contributions to the 401(k) Plan are required to be invested in the Company Stock fund until the Participant has attained age 59½. Other Plan balances that are invested in Company stock may be diversified based on a schedule, which generally allows diversification of 5% of the account at age 45, increasing gradually to 100% of the account at age 59 1/2.

Assets of the Plan, including Company stock, are held in trust. Company stock is held in a unitized fund that includes both Company stock and cash. Circle Trust Company is the trustee of the 401(k) Trust. Prior to April 1, 2003, Douglas A. Starrett, Roger U. Wellington, Jr. and Richard C. Newton served as trustees of the 401(k) Trust.

Diversifiable portions of a Participant’s accounts may be invested (along with any earnings) as the Participant directs in one or more of the investments made available by the Plan administrator, including the Common Stock fund. Withdrawals from the 401(k) Plan may only be made upon termination of employment, attainment of age 59 1/2 or in connection with certain provisions of the Plan that permit hardship withdrawals. The 401(k) Plan also permits loans to Participants.

For the last three fiscal years ended June 28, 2003, Company matching contributions for all executive officers of the Company as a group were $28,800 and for all employees of the Company as a group were $1,071,100.

F. Stock Option and Purchase Plans

The Company currently has in effect for the benefit of eligible employees the 2002 Employees’ Stock Purchase Plan (the “2002 Plan”) to provide a convenient means for these employees to acquire an interest in the future of the Company by purchasing up to 800,000 shares of Common Stock. At June 28, 2003, there were 1,223 employees eligible to participate in the 2002 Plan. The 2002 Plan was approved by stockholders at the 2002 Annual Meeting. The Company also has a 1997 Employees’ Stock Purchase Plan (the “1997 Plan”), which was the predecessor plan to the 2002 Plan, and whose terms are substantially identical. The 1997 Plan was approved by stockholders at the 1997 Annual Meeting. No additional options can be granted under the 1997 Plan, and the last of its outstanding options will expire in fiscal 2004. Under both the 1997 Plan and the 2002 Plan, the option price to purchase shares of the Company’s Common Stock is the lower of 85% of the market price on the date of grant or 85% of the market price on the date of exercise (two years from the date of grant).

The Company also sells treasury shares to employees under an Employees’ Stock Purchase Plan adopted in 1952 (the “1952 Plan”). The Company, from time to time, purchases these shares in the open market to be held in treasury. The Company pays brokerage and other expenses incidental to purchases and sales under the 1952 Plan and employees may authorize regular payroll deductions for purchases of shares.

The following table sets forth information regarding options for shares of the Company’s Common Stock under the terms of the Company’s stock option and purchase plans for the executive officers of the Company:

OPTION GRANTS IN LAST FISCAL YEAR
	Class of Stock and Number of Options Granted	As % of Total Employee Grants	Market Price at Grant Date	Exercise Price (1)	Expiration Date	Grant Date Value (2)
Douglas A. Starrett	500 Class B 500 Class B	1.0 1.5	17.60 12.70	14.96 10.80	12/02/04 6/09/05	2,300 1,600

Anthony M. Aspin	567 Class B	1.2	17.60	14.96	12/02/04	2,600

Stephen F. Walsh	962 Class B	2.0	17.60	14.96	12/02/04	4,500
	333 Class B	1.0	12.70	10.80	6/09/05	1,100

George B. Webber	1,000 Class B	2.0	17.60	14.96	12/02/04	4,700

Roger U. Wellington, Jr.(3)	4,261 Class B	8.7	17.60	14.96	12/02/04	19,800
	5,902 Class B	17.7	12.70	10.80	6/09/05	18,800

(1)	Exercise price represents 85% of market price on dates of grant. Exercise price will be 85% of market price on date of exercise, if lower.
(2)	Based on the Black-Scholes option pricing model (assuming volatility of 29% and interest at 1.5% to 2.75%).
(3)	Mr. Wellington cancelled the option for 4,261 shares of Class B stock under the 2002 Plan prior to the granting of the option for 5,902 shares of Class B stock under the plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END VALUES

	Number of Shares Acquired	Value ($) Realized	Number of Unexercised Options at Fiscal Year End (None Exercisable)	Value ($) of Unexercised In-The-Money Options at Fiscal Year End (None Exercisable)
Douglas A. Starrett	600	1,360	1,800	—
Anthony M. Aspin	—	—	567	—
Stephen F. Walsh	—	—	1,295	—
George B. Webber	—	—	1,000	—
Roger U. Wellington, Jr.	—	—	5,902	12,807

G. Stock Performance Graph

The following graph sets forth information comparing the cumulative total return to holders of the Company’s Common Stock over the last five fiscal years with (1) the cumulative total return of the Russell 2000 Index (“Russell 2000”) and (2) an index reflecting the cumulative total returns of the following small cap manufacturing companies (“Peer Group”): Badger, Brown & Sharpe, Chicago Rivet & Machine, Clarcor, Devlieg-Bullard, Eastern Co., Essef, Federal Screw Works, Gleason, Regal Beloit, Tennant and WD-40. Essef and Gleason total returns are included only for the first two years and Brown & Sharpe total returns are included only for the first three years since each company was subsequently acquired. Devlieg-Bullard is included for the first two years because of subsequent bankruptcy.

H. Security Ownership of Certain Owners and Management

1.    Security Ownership of Management

The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company’s Common Stock as of July 25, 2003 by the Directors, the Executive Officers and all Directors and Executive Officers.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percent of Combined Voting Power
Douglas A. Starrett(2)	Class A Class B	22,878 62,415	* 4.8	* 3.4

Anthony M. Aspin(3)	Class A Class B	3,687 371	* *	* *

Stephen F. Walsh(4)	Class A Class B	675 1	* *	* *

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percent of Combined Voting Power

George B. Webber(5)	Class A Class B	72,437 80,199	1.4 6.1	* 4.3

Roger U. Wellington, Jr.(6)	Class A Class B	10,246 1,827	* *	* *

Antony McLaughlin	Class A Class B	— —	— —	— —

William S. Hurley(7)	Class A Class B	200 —	* —	* —

Richard B. Kennedy(7)	Class A Class B	125 —	* —	* —

Ralph G. Lawrence	Class A Class B	— —	— —	— —

All Directors and Executive Officers (as a Group 9 persons)	Class A Class B	110,248 144,813	2.1 11.0	* 7.8

*	Less than one percent (1%)
(1)	Shares are held with sole voting and investment power except as indicated below.
(2)	Includes 6,550 Class A and 21,466 Class B shares held with shared voting and investment power and 11,179 Class A and 1,695 Class B shares held with sole voting power only. Does not include shares of Common Stock held by Mr. Starrett as Trustee under the ESOP except for 3,312 Class A and 1,545 Class B shares allocated to Mr. Starrett’s ESOP account. See Note 5 under “2. Security Ownership of Certain Beneficial Owners” below.
(3)	Includes 18 Class A shares with shared voting and investment power and 3,669 Class A and 371 Class B shares with sole voting power only.
(4)	Includes 75 Class A shares and 1 Class B share with sole voting power only.
(5)	Includes 4,245 Class A and 2,141 Class B shares held with sole voting power only.
(6)	Includes 3,819 Class A shares held with shared voting and investment power and 6,066 Class A and 1,650 Class B shares held with sole voting power only. Does not include shares of Common Stock held by Mr. Wellington as Trustee under the ESOP except for 3,424 Class A and 1,600 Class B shares allocated to Mr. Wellington’s ESOP account. See Note 5 under “2. Security Ownership of Certain Beneficial Owners” below.
(7)	Shares are held with shared voting and investment power.

2.    Security Ownership of Certain Beneficial Owners

The following table and accompanying footnotes sets forth the persons or groups known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock as of July 25, 2003.

Name and Address of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Combined Voting Power
Dimensional Fund Advisors Inc.(1) 1299 Ocean Avenue Santa Monica, CA 90401	Class A Class B	271,950 18,900	5.1 1.4	1.5 1

Private Capital Management, L.P.(2) 3003 Tamiami Trail North Naples, FL 34103	Class A Class B	864,515 —	16.2 —	4.7 —

Brandes Investment Partners, LLC(3) 11988 El Camino Real, Suite 500 San Diego, CA 92130	Class A Class B	286,055 —	5.4 —	1.5 —

Circle Trust Company(4) One Station Place Stamford, CT 06902	Class A Class B	724,011 13,770	13.5 1.0	3.9 *

Harold J. Bacon, Douglas A. Starrett

    and Roger U. Wellington, Jr., as Trustees under The L.S. Starrett Company’s Employee Stock Ownership Plan(5)

c/o The L.S. Starrett Company

121 Crescent Street

Athol, MA 01331

	Class A Class B	572,633 271,625	10.7 20.7	3.1 14.7

George B. Webber(6) c/o The L.S. Starrett Company 121 Crescent Street Athol, MA 01331	Class A Class B	72,437 80,199	1.4 6.1	* 4.3

(1)	Share information is based upon information set forth in the Schedule 13F for the Quarter ended March 31, 2003 filed by Private Capital Management, L.P. (“Private Capital”) with the Securities and Exchange Commission (“SEC”) on May 15, 2003. Bruce S. Sherman is the CEO of Private Capital and Gregg J. Powers is the President of Private Capital. In these capacities, Messrs. Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by Private Capital’s clients and managed by Private Capital. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by Private Capital’s clients and disclaim the existence of a group.
(2)

Share information is based upon information set forth in the Amended Schedule 13F for the Quarter ended March 31, 2003 filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the SEC on April 15, 2003. Dimensional, a registered investment advisor, furnishes investment advice to investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In its role as investment advisor or manager, Dimensional has sole voting and dispositive control and is deemed to be the beneficial owner of the shares held by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)	Share information is based upon information set forth in the Schedule 13F for the Quarter ended March 31, 2003 filed by Brandes Investments Partners LLC with the SEC on May 15, 2003. Shares are held with sole voting and dispositive power.
(4)	Circle Trust Company acts as Trustee of the Company’s 401(k) Plan and in that capacity shares voting power with respect to the shares of Common Stock with and subject to direction from participants in the 401(k) Plan. Circle Trust Company disclaims beneficial ownership as to all of the shares in the 401(k) Plan.
(5)	Harold J. Bacon, Douglas A. Starrett and Roger U. Wellington, Jr. in their capacity as Trustees under the ESOP (the “ESOP Trustees”) hold the shares with sole dispositive power subject to the terms of the ESOP. The ESOP Trustees disclaim beneficial ownership of the ESOP shares except with respect to their own vested shares in the ESOP.
(6)	See Note 5 under “1. Security Ownership of Management” above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers of the Company and persons who own more than 10% of any class of equity securities of the Company registered under such Act to file with the Securities and Exchange Commission, the New York Stock Exchange and the Company initial reports of ownership and reports of changes in ownership of such securities. Based on information provided to the Company by the individual officers and directors, the Company believes that all such reports were timely filed in fiscal 2003 by such directors and officers.

II. RELATIONSHIP WITH INDEPENDENT AUDITORS

During the year ended June 28, 2003, Deloitte & Touche was engaged to perform the annual audit. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so; they will be available to respond to appropriate questions.

The Company presently expects to engage Deloitte & Touche as auditors for the 2004 fiscal year, but the selection will not be made until the September 2003 meeting of the Company’s Board of Directors.

III. GENERAL

A. Solicitation and Voting

In case any person or persons named herein for election as a director should not be available for election at the Annual Meeting, proxies in the enclosed form (in the absence of express contrary instructions) may be voted for a substitute or substitutes as well as for other persons named herein.

As of the date of this statement your management knows of no business that will be presented to the Annual Meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last meeting of stockholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes.

As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies in the attached form that do not contain specific instructions to the contrary will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

A summary of the Annual Meeting of the Stockholders of the Company will be sent to each stockholder.

The enclosed proxy is solicited by the Board of Directors of the Company. The cost of solicitation will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone or telegram. The Company will, on request, reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. A proxy that is executed but that does not specify a vote for, against or in abstention will be voted in accordance with the recommendation of the Board of Directors contained herein.

Consistent with state law and under the Company’s by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election tellers for the Annual Meeting. The two nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors.

The election tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted in favor of or against, and will have no other effect on the election of directors (Section I).

B. Submission of Stockholder Proposals

Stockholder proposals for inclusion in the Company’s proxy statement for its 2004 Annual Meeting must be received by the Company no later than April 16, 2004.

Under the Company’s By-laws, stockholders who wish to make a proposal at the 2004 Annual Meeting – other than one that will be included in the Company’s proxy statement – must notify the Company no earlier than April 18, 2004 and no later than May 18, 2004. If a stockholder who wishes to present a proposal fails to notify the Company by May 18, 2004, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company’s By-laws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2004 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE STAMPED ENVELOPE ADDRESSED TO MELLON INVESTOR SERVICES LLC, THE COMPANY’S TRANSFER AGENT. Stockholders who send in proxies, but attend the Annual Meeting in person, may withdraw their proxies and vote directly if they prefer or may allow their proxies to be voted with the similar proxies sent in by other stockholders. The Company’s transfer agent will assist the Company in tabulating the stockholder vote.

August 15, 2003

APPENDIX A

Charter of the Audit Committee

of the

Board of Directors

of

The L.S. Starrett Company

Updated June 4, 2003

I.	Purpose and Function

The function of the Audit Committee (the “Committee”) is oversight. The Committee shall assist in the Board of Directors’ oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditor and (v) the Company’s system of disclosure control and system of internal controls. In addition, the Committee shall be solely responsible for appointing and overseeing the independent auditor and preparing the report required to be included in the Company’s annual proxy statement.

While the Committee has the responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to assure compliance with laws, regulations or any internal rules or policies of the Company. This is the responsibility of management and the independent auditor. The Committee has direct and sole responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). The Committee has the authority to retain legal, accounting or other experts that it deems appropriate to carry out its duties. It also has authority to determine compensation for such advisors as well as for the independent auditor and the Company shall provide appropriate funding for the payment of such compensation.

II.	Composition and Meetings

The Committee shall consist of not less than three members appointed by the Board of Directors of the Company. Committee members may be removed by the Board of Directors in its discretion. Members of the Committee shall each satisfy the independence, financial literacy, and other requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange as such requirements are interpreted by the Board of Directors in its business judgment.

The Board of Directors will appoint a chairperson of the Committee, who shall preside over the meetings of the Committee. In the absence of the chairperson of the Committee, the members of the Committee may appoint any other member to preside.

The Committee shall hold at least four regularly scheduled meetings per year and shall hold such special meetings as circumstances dictate. The Committee shall periodically, but in no event less than twice a year, meet separately with management, the independent auditor, and those responsible for the internal audit function to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately, including results of internal and external audit examinations. The Committee shall report regularly to the Board of Directors. No member of the Committee may sit on more than three separate audit committees unless the Board of Directors determines that such simultaneous service does not impair the ability of the director to effectively serve on the Committee.

III.	Duties and Proceedings of the Audit Committee

The Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by accomplishing the following:

A.	Oversight of Independent Auditor:

1.	Annually evaluate, determine the selection of, and if necessary, determine the replacement of or rotation of, the independent auditor.

2.	Pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the auditor.

3.	Receive formal written statements, at least annually, from the independent auditor regarding the auditor’s independence, including a delineation of all relationships between the auditor and the Company; discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, addressing at least the matters set forth in Independence Standards Board Standard No. 1; and if so determined by the Committee, recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor.

4.	At least annually, receive a report from the independent auditor detailing the firm’s internal quality control procedures and any material issues raised by independent auditor’s internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm.

B.	Oversight of Audit Process and Company’s Legal Compliance:

1.	Review with internal auditors, if any, and independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation. Review with internal auditors and independent auditor any difficulties with audits and managements’ response.

2.	Review and discuss with management, internal auditors, if any, and independent auditor the Company’s system of internal control, its financial and critical accounting practices, and policies relating to risk assessment and management.

3.	Receive and review reports of the independent auditor discussing 1) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, 2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and review any other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4.	Review and discuss with management and the independent auditor the annual and quarterly financial statements and MD&A of the Company for the reports filed on Forms 10-K and 10-Q. Discuss results of the annual audit and quarterly reviews and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Discuss with management and independent auditor their judgment about the quality of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which the management obtained Statement on Auditing Standards No. 50 letters, and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

5.	Review, or establish standards for the type of information and the type of presentation of such information to be included in, earnings press releases, the President’s letter to shareholders and earnings guidance provided to analysts and rating agencies.

6.	Discuss with management and independent auditor any changes in Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

7.	Review with management the systems relating to compliance with laws, rules, regulations and Company policies.

8.	Review material pending legal proceedings involving the Company and other contingent liabilities.

9.	In connection with and prior to giving their required certifications, the CEO and CFO must disclose to the auditors and the Committee all significant deficiencies and material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

10.	Discuss with independent auditor the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61.

11.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters.

C.	Other Responsibilities:

1.	Review adequacy of this audit committee charter annually and submit charter to Board of Directors for approval.

2.	Prepare report for inclusion in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission.

3.	Report recommendations to the Board on a regular basis and present to the Board of Directors an annual performance evaluation of the Committee.

4.	Perform any other activities consistent with the Charter, By-laws and governing law as the Board of Directors or the Audit Committee shall deem appropriate, including holding meetings with the Company’s investment bankers.

PROXY

THE L. S. STARRETT COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE L.S. STARRETT

COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 17, 2003

The undersigned hereby (i) constitutes and appoints, and (ii) where this proxy solicitation relates to shares allocated to the undersigned under the Employee Stock Ownership Plan, instructs Douglas A. Starrett, Roger U. Wellington, Jr. and Harold J. Bacon, and each of them, as trustees under the Employee Stock Ownership Plan, to constitute and appoint, and (iii) where this proxy solicitation relates to shares allocated to the undersigned with respect to his or her interest in the Common Stock fund (also known as the Starrett Stock Fund) under the 401(k) Stock Savings Plan, instructs Circle Trust Company as trustee under the 401(k) Stock Savings Plan to constitute and appoint, Douglas A. Starrett, Roger U. Wellington, Jr. and Richard B. Kennedy, and each of them, as attorneys and proxies, with full power of substitution, to vote and act in the manner designated on the reverse side at the Annual Meeting of Stockholders of The L. S. Starrett Company (the “Company”) to be held on the 17th day of September, 2003 at 2:00 p.m. at the office of the Company in Athol, Massachusetts, and any adjournment thereof, upon and in respect of all of the shares of the Class A and Class B Common Stock of the Company as to which the undersigned may be entitled to vote or act, or as to which the undersigned may be entitled to provide instructions under the Employee Stock Ownership Plan or the 401(k) Stock Savings Plan, with all the powers the undersigned would possess if personally present, and without limiting the general authorization hereby given, the undersigned directs that his vote be cast as specified in the Proxy. The undersigned hereby revokes any proxy previously granted to vote the same shares of stock for said meeting.

SEE REVERSE SIDE	(Continued and to be marked, dated and signed, on the other side)	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

The Shares represented hereby will be voted as directed herein but, if no direction is indicated hereon, they will be voted FOR or, where applicable, in accordance with the terms of the trusts.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL AS SET FORTH IN THE PROXY STATEMENT:

1. ELECTION OF DIRECTORS: NOMINEES: Class A Stockholders: (01) William S. Hurley Class A and B Stockholders: (02) Douglas A. Starrett	FOR ALL (except as marked to the contrary)	WITHHELD FOR ALL	This instrument delegates discretionary authority with respect to matters not known or determined at the time of solicitation of this instrument.
	☐	☐

For all nominees except as noted on line above			PLEASE MARK, SIGN, DATE AND RETURN THIS INSTRUMENT PROMPTLY IN THE ENCLOSED ENVELOPE

☐ I PLAN TO ATTEND THE MEETING

Signature________________________________Date___________Signature________________________________Date___________

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign corporate name in full by authorized officer.

é    FOLD AND DETACH HERE    é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/scx		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below,

to create and submit an electronic ballot.

OR

Use any touch-tone telephone

to vote your proxy. Have your proxy card in hand when you

call. You will be prompted to

enter your control number,

located in the box below, and

then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.